Canterbury Park to Temporarily Suspend Operations Beginning Friday, November 20

Shakopee, Minnesota – November 19, 2020 – Canterbury Park Holding Corporation, (NASDAQ: CPHC) (“Canterbury Park” or the “Company”), announced today that, in compliance with the November 18, 2020 executive order from Minnesota Governor Walz requiring temporary closure of places of public accommodation as a measure to slow the spread of COVID-19, the Company will temporarily suspend all Card Casino, simulcast and special events operations beginning at 11:59 pm on Friday, November 20, 2020. The executive order provides that the temporary suspension will continue for a four week period through 11:59 pm on Friday, December 18, 2020. Canterbury Park is in active dialog with state and local officials around efforts to mitigate the impact of the pandemic on its operations and the community. The Company’s real estate development operations are not suspended as a result of the November 18, 2020 executive order.

“The health and well-being of our team members and guests will always be our paramount concern,” said Randy Sampson, Canterbury Park President and CEO. “During the time earlier this year that Canterbury Park was closed due to COVID-19 and since the June resumption of operations with certain limitations, we put in place a detailed COVID-19 Preparedness Plan, including enhanced sanitation protocols and the promotion of social distancing throughout our Card Casino and racing operations. We believe this plan has been successful and are unaware of any spread of the virus amongst our team members or guests related to our operations since we reopened. We are committed to maintaining the same high level of diligence around our COVID-19 Preparedness Plan once we are able to resume operations after this temporary suspension.

“Over the last eight months, we have focused on conserving cash and maintaining the financial flexibility needed to manage through the pandemic including this new temporary suspension of our operations, while continuing our real estate development operations. Our focus has allowed us to generate positive cash flow in the 2020 third quarter, consistent improvements in our financial performance throughout the third quarter, and momentum carrying forward into the first month of the 2020 fourth quarter. As a result, we have no current borrowings on our line of credit, positioning Canterbury Park with the needed liquidity and flexibility for long-term health and growth.”

“Our dedicated Canterbury family of employees is of utmost importance to us and we greatly appreciate their patience and support during the ongoing uncertainty caused by the COVID-19 pandemic,” Sampson added. “We will continue to communicate directly with our employees and the greater Canterbury Park community if we become aware of new developments and will post updated information on our website as it becomes available. Our goal is to reopen our Card Casino, simulcast and special events operations following the mandated four week temporary suspension and look forward to a brighter future as restrictions on our operations are lifted.”

About Canterbury Park

Canterbury Park Holding Corporation (Nasdaq: CPHC) owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State.

The Company generally offers live racing from May to September. The Card Casino hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility. The Company is redeveloping 140 acres of underutilized land surrounding the Racetrack in a project known as Canterbury Commons™. The Company is pursuing several mixed-use development opportunities for this land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q filed with the SEC. They include, but are not limited to:  the ongoing effect on us as an entertainment venue, on spending among our patrons and on the economy caused by the coronavirus (COVID-19) pandemic or constantly evolving measures to try to contain the virus, such as limits on gatherings, requirements for social distancing, quarantines, shelter-in-place requirements, and business closures; our ability to comply with COVID-19 related executive orders and government guidelines and practices relating to health and safety and the conduct of our operations;  material changes in attendance, including because of visitor concerns about COVID-19; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; temporary disruptions or changes in access to our facilities caused by ongoing infrastructure improvements; and other factors that are beyond our ability to control or predict.

# # #

Investor Contacts:

Randy DehmerRichard Land, Jim Leahy

Vice President and Chief Financial OfficerJCIR

Canterbury Park Holding Corporation212-835-8500 or cphc@jcir.com

952-233-4828 or investorrelations@canterburypark.com